UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer Identification
incorporation)		Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-41-729-4242

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.
Our Board of Directors has approved relocation benefits for those of our executive officers who relocate to our new corporate headquarters in Geneva, Switzerland. The compensation adjustment includes the following:
•	a cost of living adjustment equal to 35% of the executive’s base salary;
•	a relocation package that includes (i) a lump sum relocation allowance equal to one month’s base salary plus CHF 10,000, up to a maximum of CHF 80,000; (ii) temporary furnished housing in Geneva, Switzerland for up to six months; and (iii) standard outbound services, including “house hunting” trips, tax preparation services, home sales assistance, shipment of personal effects and other relocation costs;
•	a monthly housing allowance, which may be subject to adjustment based on market conditions, expected to be between CHF 13,000 and CHF 17,000 in the case of vice presidents, between CHF 15,000 and CHF 20,000 in the case of senior vice presidents and between CHF 17,000 and CHF 28,000 in the case of the chief executive officer;
•	a monthly car allowance of CHF 1,500;
•	reimbursement or payment of school fees for eligible dependents; and
•	an annual home leave allowance equivalent to business class round-trip ticket for the employee, spouse and eligible dependents back to their point of origin.
The ongoing adjustments above are intended to be in place for a three-year transition period and then will be subject to review by our Board of Directors.
In keeping with the standards of our industry, we will withhold from each relocating executive’s compensation a hypothetical tax amount, and we will then pay the executive’s combined home-country and host-country taxes for Weatherford-based income, including to the extent the tax bill exceeds the amount withheld. These tax protection provisions include protection for Swiss wealth taxes.
The hypothetical tax will be a flat tax as a percentage of the executive’s base salary, bonus and equity compensation. The percentage initially will be 35%, which will be subject to annual review by our Board of Directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: September 1, 2009	/s/ Joseph C. Henry
Joseph C. Henry, Vice President - Legal